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                                                                   EXHIBIT 10.13

(WORLD ENERGY SOLUTIONS LOGO)

                                October 1, 2003

Mr. Philip V. Adams
125 Central St
Concord, Ma, 01742

Dear Philip:

     On behalf of World Energy Solutions, Inc. ("World Energy"), I wish to extend you an offer to join World Energy as Senior Vice President, Operations.

     You will be employed to serve on a full-time basis beginning on October 1, 2003 or on such other mutually agreeable date. You will be responsible for running the operations of the company including, but not limited to managing the marketing, finance, supply desk, IT, and human resource functions. These duties may change from time to time, and may include such other duties as we may assign to you.

     Your salary will be $10,000.00 per month for the period from October - December 2003, and will be increased to $12,500.00 per month beginning January 2004. Such salary may be adjusted from time to time in accordance with normal business practice and in our sole discretion.

     You may participate in any and all bonus and benefit programs that we establish and make available to our employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. World Energy will pay 100% of your health care premiums until such time when your salary increases to $12,500 per month. At that time, World Energy will pay for a portion of your health care premiums according to the formula in effect for all employees.

     You may be eligible for a maximum of 3 weeks of vacation per calendar year to be taken at such times as may be approved by World Energy. The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

     Subject to the approval of our Board of Directors, you may be granted a non-statutory stock option under our 2003 Stock Incentive Plan (the "Plan") for the purchase of an aggregate of 1,250,000 shares of our common stock at a price per share equal to the fair market value at the time of Board approval. The option shall be subject to the terms of the Plan and our standard form option agreement.

     You may be eligible to receive such future stock option grants as our Board of Directors shall from time to time deem appropriate.

     You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, respectively, prior to commencing employment.

     You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for us, or which is in any way inconsistent with the terms of this letter.

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(WORLD ENERGY SOLUTIONS LOGO)

     This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and World Energy remain free to terminate the employment relationship, for any reason, at any time, with or without notice. Should you be terminated for reasons other than cause, you will be entitled to receive a severance package of six (6) months salary at your then current rate of pay.

     If this letter correctly sets forth the terms of your employment with us, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

     This offer will expire on October 15, 2003.

                                        Very Truly Yours,


                                        By: /s/ Richard Domaleski
                                            ------------------------------------
                                            Richard Domaleski
                                            President

The foregoing correctly sets forth the
terms of my employment by World Energy
Solutions, Inc.


/s/ Philip V. Adams                     Date: 10/1/03
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Philip V. Adams